Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Fourth Quarter and Full Year 2013 Financial Results

•	2013 revenue of $81.9 million – up 16.6%
•	2013 U.S. sales of $62.3 million – up 18.4%
•	Fourth quarter revenue of $21.9 million – up 19.2%

WEST CHESTER, Ohio – February 27, 2014 – AtriCure, Inc. (Nasdaq: ATRC), a leading atrial fibrillation (“Afib”) medical device provider, today announced fourth quarter and full year 2013 financial results.

“We are pleased with our team’s performance in 2013 and momentum as we move into 2014. Our commitment to training and education, clinical trial support and innovation, coupled with our strategic acquisition of Estech, position AtriCure to execute our strategy. We are emerging as the leader in atrial fibrillation and are striving to expand the Afib market through improved patient outcomes and results,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We recently completed a successful financing which brought approximately $66 million in net proceeds to the company, bolstering our capital resources to fund our clinical programs and growth objectives.”

2013 Financial Results

Revenue for 2013 was $81.9 million, an increase of $11.6 million or 16.6% (16.1% on a constant currency basis), compared to 2012 revenue. Domestic revenue increased 18.4% to $62.3 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $19.6 million, an increase of $2.0 million or 11.0% (9.1% on a constant currency basis) when compared to $17.6 million for 2012. International revenue growth was driven primarily by an increase in product sales in Europe and Asia.

Gross profit for 2013 was $59.6 million compared to $50.0 million for 2012. Gross margin for 2013 was 72.7% compared to 71.2% for 2012. The increase in gross margin was primarily due to volume-driven leverage of manufacturing overhead expenses, a higher mix of domestic sales, lower sales of capital equipment and the strong performance of our AtriClip Pro product.

Loss from operations for 2013 was $10.9 million as compared to $7.2 million for 2012. Adjusted EBITDA, a non-GAAP measure, was a loss of $5.8 million for 2013 as compared to a loss of $1.8 million for 2012 (see reconciliation table below). Net loss per share was $0.56 for 2013 and $0.47 for 2012.

Cash, cash equivalents and investments were $34.1 million at December 31, 2013 and cash used in operations during 2013 was $5.2 million.

Fourth Quarter 2014 Financial Results

Revenue for the fourth quarter of 2013 was $21.9 million, an increase of $3.5 million or 19.2% (18.4% on a constant currency basis) compared to fourth quarter 2012 revenue. Domestic revenue increased 20.0% to $16.4 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $5.5 million, an increase of $0.8 million or 16.6% (13.7% on a constant currency basis) when compared to $4.7 million for the fourth quarter of 2012. International revenue growth was driven primarily by an increase in product sales in Europe and Asia.

Gross profit for the fourth quarter of 2013 was $15.7 million compared to $13.0 million for the fourth quarter of 2012. Gross margin for the fourth quarter of 2013 and 2012 was 71.6% and 70.8%, respectively. The increase in gross margin was due primarily to volume-driven leverage of manufacturing overhead expenses, a higher mix of domestic sales and the strong performance of the AtriClip Pro product.

Operating expenses for the fourth quarter of 2013 increased 38.1%, or $5.7 million, compared to the fourth quarter of 2012. The increase in operating expenses was driven primarily by an increase in selling, marketing and training expenses, along with the addition of $1.2 million of expenses related to the acquisition of Estech.

Loss from operations for the fourth quarter of 2013 was $4.8 million compared to $1.9 million for the fourth quarter of 2012. Net loss per share was $0.24 for the fourth quarter of 2013 and $0.12 for the fourth quarter of 2012.

2014 Guidance

Management projects that 2014 revenue will be in the range of $100 million to $103 million, which represents an increase of 22% to 26% over 2013. Organic revenue growth is expected to be approximately 13% to 15% with the remaining portion expected from the recently acquired Estech ablation and valve products. We estimate Estech’s valve products, which are distinct from the core ablation franchise, to generate revenue of approximately $3 million for the year.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $9 million to $10 million for 2014, of which approximately $3.5 million of expense will be related to the Estech transaction. AtriCure expects the Estech transaction to be dilutive to earnings in 2014 and accretive in 2015 and beyond.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, February 27, 2014 to discuss its fourth quarter and full year 2013 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

You may also access this call through an operator by calling (888) 713-4214 for domestic callers and (617) 213-4866 for international callers at least 15 minutes prior to the call start time using reservation code 59283031.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through March 27, 2014. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 68935249.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Open-heart	$9,931	$8,351	$37,843	$32,880
Minimally invasive	3,519	3,409	13,648	12,733
AtriClip	2,936	1,890	10,820	7,003

Total domestic	16,386	13,650	62,311	52,616
International	5,498	4,714	19,578	17,631

Total revenue	21,884	18,364	81,889	70,247
Cost of revenue	6,215	5,362	22,326	20,233

Gross profit	15,669	13,002	59,563	50,014
Operating expenses:
Research and development expenses	3,648	2,967	13,440	12,147
Selling, general and administrative expenses	16,859	11,887	57,014	45,065

Total operating expenses	20,507	14,854	70,454	57,212

Loss from operations	(4,838)	(1,852)	(10,891)	(7,198)
Other expense, net	(138)	(138)	(553)	(286)

Loss before income tax expense	(4,976)	(1,990)	(11,444)	(7,484)
Income tax expense	(4)	(30)	(18)	(50)

Net loss	$(4,980)	$(2,020)	$(11,462)	$(7,534)

Basic and diluted net loss per share	$(0.24)	$(0.12)	$(0.56)	$(0.47)

Weighted average shares used in computing net loss per common share:
Basic and diluted	20,785	16,332	20,431	16,190

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash, cash equivalents and short-term investments	$26,211	$12,000
Accounts receivable, net	13,652	9,948
Inventories	10,214	5,718
Other current assets	2,410	873

Total current assets	52,487	28,539
Property and equipment, net	5,643	3,430
Long-term investments	7,914	—
Intangible assets and goodwill	45,685	32
Other assets	218	430

Total assets	$111,947	$32,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$24,675	$10,176
Current maturities of debt and capital leases	2,038	2,029

Total current liabilities	26,713	12,205
Long-term debt and capital leases	4,412	6,407
Other liabilities	8,218	1,319

Total liabilities	39,343	19,931
Stockholders’ equity:
Common stock	23	17
Additional paid-in capital	194,933	123,157
Accumulated other comprehensive (loss) income	(139)	77
Accumulated deficit	(122,213)	(110,751)

Total stockholders’ equity	72,604	12,500

Total liabilities and stockholders’ equity	$111,947	$32,431

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(11,462)	$(7,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	3,080	3,468
Depreciation and amortization of intangible assets	2,020	1,899
Amortization of deferred financing costs	115	100
(Gain) loss on disposal of equipment	(6)	40
Amortization/accretion on investments	49	12
Change in allowance for doubtful accounts	(14)	1
Changes in assets and liabilities
Accounts receivable	(1,248)	(417)
Inventories	(2,288)	865
Other current assets	(1,257)	57
Accounts payable and accrued liabilities	5,559	(229)
Other non-current assets and liabilities	230	(198)

Net cash used in operating activities	(5,222)	(1,936)
Cash flows from investing activities:
Purchases of available-for-sale securities	(21,243)	(9,236)
Maturities of available-for-sale securities	6,200	9,400
Cash acquired through business combination	3,708	—
Purchases of property and equipment	(2,864)	(2,985)
Net proceeds from the sale of equipment	48	24

Net cash used in investing activities	(14,151)	(2,797)
Cash flows from financing activities:
Net proceeds from sale of stock	26,872	—
Proceeds from borrowings of debt	—	10,000
Payments on debt and capital leases	(2,055)	(8,096)
Payment of debt fees and premium on retirement of debt	(99)	(127)
Proceeds from stock option exercises	1,718	659
Shares repurchased for payment of taxes on stock awards	(398)	(401)
Proceeds from issuance of common stock under employee stock purchase plan	790	627

Net cash provided by financing activities	26,828	2,662
Effect of exchange rate changes on cash and cash equivalents	(316)	65

Net increase (decrease) in cash and cash equivalents	7,139	(2,006)
Cash and cash equivalents—beginning of period	7,753	9,759

Cash and cash equivalents—end of period	$14,892	$7,753

Supplemental cash flow information:
Cash paid for interest	$473	$607
Cash paid for income taxes	30	14
Noncash investing and financing activities:
Accrued purchases of property and equipment	282	10
Assets acquired through capital lease	68	65
Capital lease asset early termination	24	13
Stock issuance for Estech acquisition	39,720	—
Contingent consideration for acquisition of Estech	8,032	—

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net loss, as reported	$(4,980)	$(2,020)	$(11,462)	$(7,534)
Income tax expense	4	30	18	50
Other expense (a)	138	138	553	286
Depreciation and amortization expense	555	379	2,020	1,899
Share-based compensation expense	1,008	527	3,080	3,468

Non-GAAP adjusted loss (adjusted EBITDA)	$(3,275)	$(946)	$(5,791)	$(1,831)

(a) Other includes:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net interest expense	$(130)	$(182)	$(550)	$(791)
Grant income	—	30	—	409
Gain (loss) due to exchange rate fluctuation	196	(6)	269	(83)
Non-employee stock option (expense) income	(204)	20	(272)	179

Other expense	$(138)	$(138)	$(553)	$(286)

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